                                                                      EXHIBIT 99

[DORAL FINANCIAL CORP. LOGO]

January 15, 2003                                FOR IMMEDIATE RELEASE

Contact:

Richard F. Bonini                               Mario S. Levis
Senior Executive Vice President                 Senior Executive Vice President
and Chief Financial Officer                     and Treasurer
Tel: (212) 329-3728                             Tel: (787) 474-6709

               DORAL FINANCIAL CORPORATION REPORTS RECORD EARNINGS
            FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002, THE 20TH CONSECUTIVE QUARTER IT ACHIEVES RECORD EARNINGS

         San Juan, Puerto Rico, January 15, 2003 - Doral Financial Corporation (NYSE: DRL), a diversified financial holding company with banking operations in the United States and Puerto Rico and the largest residential mortgage lender in Puerto Rico, reported record results for the fourth quarter and year ended December 31, 2002, the 20th consecutive quarter it achieves record earnings.

         Net income for the fourth quarter of 2002 amounted to a record $64.2 million, compared to $42.5 million for the fourth quarter of 2001, an increase of 51%. For the year ended December 31, 2002, Doral Financial earned a record $221.0 million, compared to income of $137.9 million (before the cumulative gain-effect of a change in accounting principle) for the same period a year ago, an increase of 60%. For the fourth quarter of 2002 consolidated earnings per diluted share were $0.82, compared to $0.55 per diluted share a year ago, which represents an increase of 49%. For the year ended December 31, 2002, consolidated earnings per diluted share were $2.84, compared to $1.88 per diluted share (before the cumulative gain-effect of a change in accounting principle) for the same period of 2001, an increase of 51%.

         Net interest income for the fourth quarter and year ended December 31, 2002 was $39.6 million and $152.4 million, respectively, compared to $29.4 million and $84.4 million for the same periods a year ago. The increase in net interest income reflects the positive effects of reductions in interest rates as well as the increase in the Company's interest earning assets.

         The volume of mortgage loan production for the fourth quarter of 2002 was $1.4 billion, compared to $1.2 billion for the comparable 2001 period, an increase of 17%. This is the highest mortgage loan production for any given quarter in the Company's history. The volume of mortgage loan production for the year ended December 31, 2002 was $5.2 billion, compared to $4.2 billion for the corresponding 2001 period, an increase of 24%. The increase in mortgage loan production was driven principally by the continued high demand for new housing in Puerto Rico. While refinancing activity naturally increased during 2002 as a result of lower interest rates, the increase was substantially lower than in the mainland United States. In Puerto Rico, refinancing loans are generally in smaller loan amounts and tend to be driven more by debt consolidation considerations rather than interest rate savings. For the year ended December 31, 2002, 57% of the Company's internal loan originations consisted of refinanced loans, which is consistent with Doral Financial's historical experience for the last 30 years. As a result of such strong mortgage loan production, the servicing portfolio increased to $11.2 billion as of December 31, 2002 compared to $10.0 billion as of December 31, 2001.

         For the fourth quarter of 2002, Doral Financial's total non-interest income increased by 51% to $80.0 million, from $53.0 million for the fourth quarter of 2001. Net gain on mortgage loan sales and fees, the main component of non-interest income, was $63.3 million for the fourth quarter of 2002 as compared to $51.1 million for the 2001 period. For the year ended December 31, 2002, Doral Financial's total non-interest income increased by 34% compared to the corresponding period of 2001. Net gain on mortgage loan sales and fees was $220.6 million for the year ended December 31, 2002 an increase of $33.4 million from $187.2 million for the corresponding period a year ago.

         Results for the fourth quarter and year ended December 31, 2002 also included gains on sale of investment securities of $7.7 million and $23.9 million compared to $1.6 million and $5.3 million for the comparable 2001 periods reflecting increased, volume and higher gains on sales of investment securities.

         Gain on trading activities of $2.6 million for the fourth quarter of 2002 includes the favorable impact on earnings of marking to market the Company's portfolio of trading securities, which consists primarily of tax exempt Puerto Rico GNMA securities, and is net of hedging costs on derivatives used for risk management purposes.

         Commission and fee income for the quarter and year ended December 31, 2002, were $6.7 million and $21.9 million, respectively, representing increases of 32% and 22%, respectively, with the comparable periods of 2001. Commission and fee income reflects increased contributions made by the Company's insurance agency, banking and institutional broker-dealer subsidiaries.

         For the quarter ended December 31, 2002, net servicing loss was approximately $355,000 compared to a loss of $3.4 million for the fourth quarter of 2001. For the year ended December 31, 2002, net servicing loss was approximately $6.7 million compared to a gain of approximately $ 389,000 for the corresponding period of 2001. The decrease in servicing income for the year end period was due to amortization and impairment charges related to increases in mortgage prepayment rates, resulting from the reduction in interest rates. The Company recorded a net impairment charge of $1.7 million during the quarter ended December 31, 2002. The net decrease in servicing income was more than offset by increases in gain on mortgage loan sales and fees, gain on sale of securities and other sources of revenue including the creation of new servicing rights.

         Doral Bank, Puerto Rico (PR), which is Puerto Rico's fastest growing bank, finished the year with $5.0 billion in assets and $2.0 billion in deposits, an increase of 43% and 33%, respectively, as compared to December 31, 2001.

         Doral Bank, New York (NY) continued its steady growth. As of December 31, 2002, Doral Bank NY had assets of $418.9 million and deposits of $255.2 million an increase of 80% and 50%, respectively, as compared to December 31, 2001.

         Salomon Levis, Chairman of the Board and Chief Executive Officer called the financial results for 2002 "truly outstanding, with the Company achieving the following milestones during the year:

         - Record Mortgage Loan Production which surpassed $5 billion for the first time
         - Record Mortgage Servicing Portfolio which reached $11.2 billion at year end
         - Record Bank Assets of $5.5 billion and Bank Deposits of $2.2 billion at year end
         -        Record Liquid Assets of $1.6 billion at year end
         -        Record Consolidated Assets of $8.4 billion at year end
         - Record Earnings reflecting an increase of 54% over 2001 earnings
         -        Record Capital exceeding $1 billion for the first time
         -        Record ROA of 2.97% and ROE of 29.08% for the year
         - Record Efficiency Ratio of 35.91% for the year. One of the best among all banking or financial holding companies in the U.S.
         -        Record all time high for the price of Doral's common stock".

         Mr. Levis added, "We are truly proud that the record earnings attained during the quarter ended December 31, 2002 represents the 20th consecutive quarter (five years) that the Company achieves record earnings. Our excellent capital and cash positions gives us the opportunity to deploy them in the Company's growth plan including investment in higher yielding AAA rated assets, expansion of existing business segments both in Puerto Rico and New York and possible strategic acquisitions of other secured lenders. Due to these excellent results, we were able to increase the dividend rate of the common stock twice during 2002. During 2002, US Bankers, the prestigious financial publication, designated Doral Financial as the best of the 100 largest U.S. Banking Companies in performance ranking. This is a great honor for our customers, employees and shareholders."

         Mr. Levis finalized by stating: "It is gratifying that the Company's efforts to further improve operations and thereby enhance shareholders value has been appreciated by the market place as reflected in the Company's stock price. For the one year period ended December 31, 2002, Doral Financial's common stock price increased by 37% compared to a decrease of 3.88% for the S&P 500 Banks Index, and has gone up approximately 238% in the last five years compared to a reduction of 6.22% in such S&P index. Also in the past 10 years, Doral Financial's stock price has increased by approximately 1,460% while the S&P 500 Banks Index increased by 172.77%. The Company already started 2003 on a high note by listing its common shares on the New York Stock Exchange, the most prestigious stock exchange in the world, on January 8th. This move should benefit shareholders by increasing the visibility of the Company in the investment community, expanding the potential investor base for Doral's common shares and improving liquidity for shareholders. We look ahead to 2003 and subsequent years with optimism anticipating continued strong performance in our principal business segments: mortgage banking and banking as well as increased fee income from the institutional broker-dealer and insurance agency activities. We are committed to work hard and to deliver to shareholders enhanced values on a consistent basis."

         Doral Financial's Chief Executive Officer, its Chief Financial Officer and its Treasurer are available to answer appropriate questions regarding earnings results as well as other corporate matters at any time convenient to interested participants. You are welcome to call.


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

FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's economic future performance. The words or phrases "expect", "anticipate", "look forward", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                          DORAL FINANCIAL CORPORATION
                      Consolidated Statement Of Operations
                (Dollars in Thousands, except Per Share Data)
                                   (NYSE:DRL)
                                   (Unaudited)

                                                                    QUARTER ENDED                         YEAR ENDED
                                                     -------------------------------------------  ---------------------------
                                                              DECEMBER 31,         SEPTEMBER 30,          DECEMBER 31,
                                                     ---------------------------   -------------  ---------------------------
                                                         2002           2001           2002           2002           2001
                                                     ------------   ------------   ------------   ------------   ------------
Interest income                                      $    107,818   $     91,375   $    105,369   $    415,600   $    356,095
Interest expense                                           68,205         61,983         66,123        263,178        271,668
                                                     ------------   ------------   ------------   ------------   ------------
Net interest income                                        39,613         29,392         39,246        152,422         84,427
Provision for loan losses                                   3,637          1,317          2,055          7,429          4,445
                                                     ------------   ------------   ------------   ------------   ------------
Net interest income afser provision for loan
  losses                                                   35,976         28,075         37,191        144,993         79,982
                                                     ------------   ------------   ------------   ------------   ------------
Non-interest income:
  Net gain on mortgage loan sales and fees                 63,347         51,061         53,001        220,585        187,221
  Trading activities                                        2,622         (1,361)         4,806         (4,271)       (19,770)
  Gain on sale of investment securities                     7,749          1,647         10,119         23,858          5,315
  Servicing (loss) income, net of amortization
    and impairment                                           (355)        (3,402)        (5,596)        (6,665)           389
  Commissions, fees and other income                        6,670          5,059          5,662        21 ,886         17,977
                                                     ------------   ------------   ------------   ------------   ------------
Total non-interest income                                  80,033         53,004         67,992        255,393        191,132
                                                     ------------   ------------   ------------   ------------   ------------
Non-interest expense:
  Compensation and benefits, net                           16,645         12,693         13,449         56,643         47,759
  Taxes, other than payroll and income taxes                1,531          1,129          1,830          5,600          4,423
  Advertising                                               2,845          2,361          2,918         10,974          9,379
  Professional services                                     1,814          1,702          1,778          7,063          5,804
  Communication and information systems                     3,564          2,820          3,318         12,736         10,248
  Occupancy and other office expenses                       5,121          4,767          5,546         20,292         17,170
  Depreciation and amortization                             3,372          2,691          3,263         12,064         10,325
  Other, net                                                4,093          3,516          3,695         14,038          7,746
                                                     ------------   ------------   ------------   ------------   ------------
Total non-interest expense                                 38,985         31,679         35,797        139,410        112,854
                                                     ------------   ------------   ------------   ------------   ------------
Income before income taxes                                 77,024         49,400         69,386        260,976       158 ,260
Income taxes                                               12,867          6,949         11,102         40,008         20,338
                                                     ------------   ------------   ------------   ------------   ------------
Income before cumulative gain-effect
  of change in accounting principle                        64,157         42,451         58,284        220,968        137,922
Cumulative gain-effect of change in accounting
  principle, net of tax                                        --             --             --             --          5,929
                                                     ------------   ------------   ------------   ------------   ------------

NET INCOME                                           $     64,157   $     42,451   $     58,284   $    220,968   $    143,851
                                                     ============   ============   ============   ============   ============
EARNINGS PER SHARE:(1)
    Basic:
      Income before cumulative gain-effect           $       0.83   $       0.56   $       0.75   $       2.89   $       1.91
      Cumulative gain-effect of change in
         accounting principle                                  --             --             --             --           0.09
                                                     ------------   ------------   ------------   ------------   ------------
  NET INCOME                                         $      0 .83   $       0.56   $       0.75   $       2.89   $       2.00
                                                     ============   ============   ============   ============   ============
    Diluted:
      Income before cumulative gain-effect           $       0.82   $       0.55   $       0.74   $       2.84   $       1.88
      Cumulative gain-effect of change in
        accounting principle                                   --             --             --             --           0.09
                                                     ------------   ------------   ------------   ------------   ------------
  NET INCOME                                         $       0.82   $       0.55   $       0.74   $       2.84   $       1.97
                                                     ============   ============   ============   ============   ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:(1)
  Basic                                                71,844,783     71,712,182     71,835,781     71,798,076     67,191,288
                                                     ============   ============   ============   ============   ============

  Diluted                                              73,084,984     72,819,144     73,037,447     72,959,130     68,254,409
                                                     ============   ============   ============   ============   ============

(1) ADJUSTED TO REFLECT EFFECTIVE THREE-FOR-TWO STOCK SPLIT EFFECTIVE SEPTEMPBER 14, 2002.

                          DORAL FINANCIAL CORPORATION
                   SELECTED BALANCE SHEET AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (NYSE:DRL)
                                  (UNAUDITED)

                                                                           AS OF
                                             --------------------------------------------------------------
                                             DECEMBER 31, 2002     SEPTEMBER 30, 2002     DECEMBER 31, 2001
                                             -----------------     ------------------     -----------------
BALANCE SHEET DATA
Money market investments                        $ 1,417,154           $ 1,477,812           $   548,415
Mortgage loans held-for-sale                      2,183,399             2,329,624             1,947,494
Trading securities, at fair value                 1,196,179             1,232,292               993,328
Securities held-to-maturity                         960,626               548,404               866,335
Securities available-for-sale                       862,090               459,154               928,179
Loans receivable, net                             1,022,342               769,393               644,113
Mortgage servicing rights                           159,881               153,053               154,340
Total assets                                      8,421,689             7,666,164             6,694,283
Deposits                                          2,217,211             2,106,619             1,669,909
Stockholders' equity                              1,044,971               997,641               762,120

BOOK VALUE PER COMMON SHARE(1)                  $     11.37           $     10.71           $      8.89

LOAN SERVICING PORTFOLIO                        $11,242,000           $10,923,000           $10,006,000

                                             FOR THE QUARTER ENDED                        FOR THE YEAR ENDED
                                                  DECEMBER 31,                                DECEMBER 31,
                                        -------------------------------            -------------------------------
OPERATING DATA                             2002                 2001                  2002                 2001
                                        ----------           ----------            ----------           ----------
Mortgage loan production                $1,398,000           $1,150,000            $5,169,000           $4,209,000

                                                     FOR THE QUARTER ENDED                         FOR THE YEAR ENDED
                                                          DECEMBER 31,                                 DECEMBER 31,
                                                  ---------------------------                  ---------------------------
FINANCIAL RATIOS                                  2002                  2001                   2002                  2001
                                                  -----                 -----                  -----                 -----
Return on average assets:
  Income before cumulative gain-effect             3.20%                 2.57%                  2.97%                2.23%
  Net income                                       3.20%                 2.57%                  2.97%                2.33%
Return on average common equity:
  Income before cumulative gain-effect            30.69%                25.38%                 29.08%                25.93%
  Net income                                      30.69%                25.38%                 29.08%                27.13%
Common stock dividend payout ratio:
  Income before cumulative gain-effect            13.41%                15.06%                 14.79%                16.84%
  Net income                                      13.41%                15.06%                 14.79%                16.10%

Efficiency ratio                                  35.68%                38.58%                 35.91%                38.91%

                                              FOR THE QUARTER ENDED           FOR THE YEAR ENDED
                                                   DECEMBER 31,                  DECEMBER 31,
                                              ---------------------          --------------------
CASH DIVIDENDS PER SHARE(1)                   2002            2001           2002           2001
                                              -----           -----          -----          -----
Common                                        $0.11           $0.08          $0.42          $0.32
Noncumulative preferred, series A             $0.88           $0.88          $3.52          $3.52
Noncumulative preferred, series B             $0.52           $0.52          $2.08          $2.08
Noncumulative preferred, series C             $0.45           $  --          $1.06          $  --

(1)      ADJUSTED TO REFLECT THREE-FOR-TWO STOCK SPLIT EFFECTIVE SEPTEMBER 14,
         2002.